Exhibit 10.9

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO.  3 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of January 1, 2019 (the “Effective Date”) by and between Midland States Bancorp, Inc. (the “Company”), Midland States Bank, an Illinois banking corporation (the “Bank”) (the Bank and the Company hereinafter collectively referred to as the “Employer”), and Jeffrey G. Ludwig (“Executive”).

RECITALS

A.

Prior to the date of this Amendment Executive served as President of the Company and Chief Executive Officer of the Bank, and has entered into an Employment Agreement with the Company and the Bank, dated as of December 1, 2010, as amended by that certain Amendment No. 1 to Employment Agreement dated as of February 2, 2016 and Amendment No. 2 dated as of December 15, 2017 (the “Employment Agreement”).

B.	The Board of Directors of the Company has appointed the Executive Chief Executive Officer of the Company, effective January 1, 2019.

C.

Additionally, the Company’s Compensation Committee has approved increases to the Executive’s target Incentive Bonus and long-term incentive bonus percentages and instructed that an amendment to Executive’s Employment Agreement be executed reflecting such increases.

AGREEMENTS

Now therefore, the Employment Agreement is hereby amended as follows:

1. Section 3 (Duties) of the Employment Agreement is hereby replaced in its entirety with the following:

“Executive agrees that during the Employment Period, Executive will devote his full business time, energies and talents to serving as President and Chief Executive Officer of the Company and Chief Executive Officer the Bank at the direction of the Company’s and the Bank’s board of directors, respectively.  Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the Company’s and the Bank’s boards of directors, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the respective board of directors, and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties of Executive.  Executive will perform the duties required by this Agreement at the Company’s principal place of business unless the nature of such duties requires otherwise.  Notwithstanding the foregoing, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the Company’s board of directors, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Employer and its Affiliates; provided, however, that Executive shall not serve on the board of directors of any business (other than the Employer or its Affiliates) or hold any other position with any business without receiving the prior written consent of the  Company’s board of directors.”

2. The reference in Section 4(b) of the Employment Agreement to a target Incentive Bonus is hereby amended to “not less than sixty-five percent  (65%)”; and the reference to  a long-term incentive bonus percentage for the Executive is hereby amended to “sixty-five percent (65%).”

In all other respects the Employment Agreement shall remain fully in force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

MIDLAND STATES BANCORP, INC. andJEFFREY G. LUDWIG

MIDLAND STATES BANK

By:  /s/ Leon J. Holschbach/s/ Jeffrey G. Ludwig

Name:Leon J. Holschbach[Signature]

Its:Vice-Chairman